Exhibit 99.1

COMMERCIAL METALS COMPANY REPORTS THIRD CONSECUTIVE PROFITABLE QUARTER

AND ANNOUNCES QUARTERLY DIVIDEND

Irving, TX—June 27, 2012—Commercial Metals Company (NYSE: CMC) today reported net earnings of $40.7 million or $0.35 per diluted share on net sales of $2.0 billion for the third quarter ended May 31, 2012. This earnings performance is improved over the net earnings of $36.2 million or $0.31 per diluted share reported in last year’s third quarter on net sales of $2.1 billion. Net earnings for this year’s third quarter from continuing operations were $39.1 million or $0.34 per diluted share. Included in continuing operations is an after-tax LIFO expense of $3.0 million as compared to $3.9 million of after-tax LIFO expense in the third quarter of 2011. In addition, during the third quarter of 2012, we recorded an $11.5 million ($0.10 per share) research and development tax benefit. Net earnings from discontinued operations, which consist primarily of the Croatian pipe mill, were $1.6 million or $0.01 per diluted share.

Net earnings for the nine months ended May 31, 2012 of $177.3 million or $1.52 per diluted share on sales of $6.0 billion compares to a net loss of $9.3 million or $0.08 per share on sales of $5.6 billion for the same period last year. Continuing operations for this year’s first nine months resulted in net earnings of $191.9 million or $1.64 per diluted share while discontinued operations reflected a net loss of $14.7 million or $0.12 per share. Included in continuing operations is a tax benefit of $113.5 million ($0.97 per share) related to ordinary worthless stock and bad debt deductions from the investment in the Company’s Croatian subsidiary, as well as the tax benefit for research and development expenditures. Within discontinued operations is approximately $18.0 million of severance costs in the same period of this year. After-tax LIFO income of $11.3 million ($0.10 per share) was recorded in the nine month period ended May 31, 2012, while after-tax LIFO expense of $43.8 million ($0.38 per share) was recognized for the same period last year.

Adjusted EBITDA was $104.3 million for this year’s third quarter. For the nine months ended May 31, 2012, cash flow from operating activities was $134.8 million and adjusted EBITDA was $255.1 million which are $178.9 million and $80.4 million higher, respectively, than the same period in the prior year. Cash and short-term investments totaled $233.7 million as of May 31, 2012.

The board of directors of CMC declared a quarterly dividend of $0.12 on June 26th for shareholders of record on July 11, 2012. The dividend will be paid on July 25, 2012.

Joe Alvarado, President and Chief Executive Officer, commented, “Our focused efforts to improve and sustain operating profitability yielded positive results for the third consecutive quarter. Results have improved from prior year’s third quarter even as uncertainty remains over the continuity of the Euro zone and the instability in the US markets. Each operating segment reported quarterly adjusted operating profit for the first time since the first quarter of 2008. Notably, our Americas Fabrication segment reported positive adjusted operating profit for the first time in the last 10 sequential quarters.”

(CMC Third Quarter Fiscal 2012 - Page 2)

Alvarado further commented, “On June 1, 2012, we announced the sale of all outstanding shares of our Croatian pipe mill operation, excluding certain assets. On June 13, 2012, we completed the sale of certain assets excluded from the share purchase, and we continue to market the remaining assets. This completes an important step in our strategic plan to reposition the business for improved financial performance and increased shareholder value.”

Americas Recycling continued to be profitable, recording an adjusted operating profit of $3.9 million as compared to $13.2 million from prior year’s third quarter. The results suffered from lower nonferrous average selling prices and volumes primarily from reduced export demand within the Asian scrap market. Ferrous scrap prices moved down modestly during the quarter.

Americas Mills recorded an adjusted operating profit of $59.3 million, $11.8 million lower than last year’s third quarter primarily due to margin compression and additional LIFO expense of $4.6 million.

Our Americas Fabrication segment recorded an adjusted operating profit of $0.2 million in this year’s third quarter, marking a significant improvement of $14.9 million over last year’s third quarter. The segment benefited from stable material pricing and improved market conditions resulting in stronger volume and higher pricing.

The International Mill segment had an adjusted operating profit of $1.3 million for this year’s third quarter compared to an adjusted operating profit of $22.6 million for last year’s third quarter. Market conditions have weakened amid fresh economic and political instability in Europe. New infrastructure projects in Poland have decreased but exports remain strong due to the weaker Polish zloty.

The International Marketing and Distribution segment logged an adjusted operating profit of $23.3 million for this year’s third quarter compared to an adjusted operating profit of $17.0 million for last year’s third quarter. All of the operations in this segment were profitable. The raw materials marketing operation was the largest contributor to the overall results of this segment.

Outlook

Alvarado concluded, “In the fourth quarter of 2012, we expect scrap prices to decline further from oversupply as the constriction of the export market continues through the summer months. Despite weakness in the scrap markets, we remain encouraged by the strong backlogs for both our domestic and international operations going into the fourth quarter and are optimistic about their performance. We believe our International Mill segment will continue to face difficult market conditions in the fourth quarter. However, we have reduced our higher priced inventory and we believe prices will continue to stabilize for this segment. We remain committed to improving our cost structure and cash flows.”

Conference Call

CMC invites you to listen to a live broadcast of its third quarter 2012 conference call today, Wednesday, June 27, 2012, at 11:00 a.m. ET. The call will be hosted by Joe Alvarado, President and CEO, and Barbara Smith, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

(CMC Third Quarter Fiscal 2012 - Page 3)

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the Company’s expectations relating to economic conditions, product pricing and demand, scrap prices, inventory levels, instability within the Euro zone and general market conditions. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current expectations. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and the pace of overall economic activity, particularly in China.

(CMC Third Quarter Fiscal 2012 - Page 4)

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2012	2011	2012	2011
Net sales	$2,006,729	$2,062,683	$5,950,293	$5,619,425
Costs and expenses:
Cost of goods sold	1,822,520	1,844,120	5,410,770	5,152,042
Selling, general and administrative expenses	118,050	141,561	368,462	379,944
Interest expense	19,605	17,797	51,945	53,530

	1,960,175	2,003,478	5,831,177	5,585,516

Earnings from continuing operations before taxes	46,554	59,205	119,116	33,909
Income taxes (benefit)	7,488	14,493	(72,824)	8,688

Earnings from continuing operations	39,066	44,712	191,940	25,221

Earnings (loss) from discontinued operations before taxes	2,429	(9,046)	(22,780)	(34,707)
Income taxes (benefit)	812	(554)	(8,112)	(303)

Earnings (loss) from discontinued operations	1,617	(8,492)	(14,668)	(34,404)

Net earnings (loss)	40,683	36,220	177,272	(9,183)
Less net earnings attributable to noncontrolling interests	1	55	3	163

Net earnings (loss) attributable to CMC	$40,682	$36,165	$177,269	$(9,346)

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.34	$0.38	$1.65	$0.22
Earnings (loss) from discontinued operations	0.01	(0.07)	(0.12)	(0.30)

Net earnings (loss)	$0.35	$0.31	$1.53	$(0.08)

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.34	$0.38	$1.64	$0.22
Earnings (loss) from discontinued operations	0.01	(0.07)	(0.12)	(0.30)

Net earnings (loss)	$0.35	$0.31	$1.52	$(0.08)

Cash dividends per share	$0.12	$0.12	$0.36	$0.36

Average basic shares outstanding	115,946,691	115,403,374	115,726,793	114,819,792

Average diluted shares outstanding	116,934,840	116,360,755	116,742,593	116,037,430

(CMC Third Quarter Fiscal 2012 - Page 5)

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2012	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$233,659	$222,390
Accounts receivable, net	898,992	956,852
Inventories	865,385	908,338
Other	269,537	238,673

Total current assets	2,267,573	2,326,253

Net property, plant and equipment	979,338	1,112,015
Goodwill	76,240	77,638
Other assets	136,895	167,225

Total assets	$3,460,046	$3,683,131

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$445,394	$585,289
Accounts payable-documentary letters of credit	110,083	170,683
Accrued expenses and other payables	326,949	377,774
Notes payable	40,892	6,200
Current maturities of long-term debt	4,090	58,908

Total current liabilities	927,408	1,198,854

Deferred income taxes	58,361	49,572
Other long-term liabilities	117,945	106,560
Long-term debt	1,160,251	1,167,497

Stockholders’ equity attributable to CMC	1,195,930	1,160,425
Stockholders’ equity attributable to noncontrolling interests	151	223

Total equity	1,196,081	1,160,648

Total liabilities and stockholders’ equity	$3,460,046	$3,683,131

(CMC Third Quarter Fiscal 2012 - Page 6)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2012	2011
Cash flows from (used by) operating activities:
Net earnings (loss)	$177,272	$(9,183)
Adjustments to reconcile net earnings (loss) to cash flows from (used by) operating activities:
Depreciation and amortization	103,941	120,810
Provision for losses (recoveries) on receivables, net	785	(2,922)
Share-based compensation	9,196	9,240
Deferred income taxes (benefit)	(67,497)	1,357
Tax benefits from stock plans	(58)	(2,367)
Net gain on sale of assets and other	(1,134)	(1,569)
Write-down of inventory	9,305	7,593
Asset impairment	1,628	—
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	4,157	(141,636)
Accounts receivable sold	23,891	49,890
Increase in inventories	(8,130)	(202,995)
Decrease in other assets	14,946	60,100
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	(145,900)	59,172
Increase in other long-term liabilities	12,433	8,444

Net cash flows from (used by) operating activities	134,835	(44,066)

Cash flows from (used by) investing activities:
Capital expenditures	(82,505)	(51,539)
Proceeds from the sale of property, plant and equipment and other	11,371	52,253
Proceeds from the sale of equity method investments	—	4,224
Decrease (increase) in deposit for letters of credit	30,404	(3,258)

Net cash flows from (used by) investing activities	(40,730)	1,680

Cash flows from (used by) financing activities:
Decrease in documentary letters of credit	(59,492)	(54,741)
Short-term borrowings, net change	38,091	(8,253)
Repayments on long-term debt	(63,542)	(23,473)
Proceeds from issuance of long-term debt	—	1,463
Proceeds from termination of interest rate swaps	52,733	—
Stock issued under incentive and purchase plans	1,488	10,062
Cash dividends	(41,657)	(41,313)
Purchase of noncontrolling interests	(46)	(3,980)
Tax benefits from stock plans	58	2,367

Net cash flows used by financing activities	(72,367)	(117,868)

Effect of exchange rate changes on cash	(10,469)	4,503

Increase (decrease) in cash and cash equivalents	11,269	(155,751)
Cash and cash equivalents at beginning of year	222,390	399,313

Cash and cash equivalents at end of period	$233,659	$243,562

(CMC Third Quarter Fiscal 2012 - Page 7)

COMMERCIAL METALS COMPANY

OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(short tons in thousands)	2012	2011	2012	2011
Americas Steel Mills rebar shipments	357	312	986	913
Americas Steel Mills structural and other shipments	338	325	994	902

Total Americas Steel Mills tons shipped	695	637	1,980	1,815

International Mill shipments	374	425	1,164	1,095

Americas Steel Mills average FOB selling price (total sales)	$715	$705	$716	$658
Americas Steel Mills average cost ferrous scrap utilized	$393	$385	$390	$357
Americas Steel Mills metal margin	$322	$320	$326	$301
Americas Steel Mills average ferrous scrap purchase price	$352	$342	$349	$321
International Mill average FOB selling price (total sales)	$624	$687	$613	$623
International Mill average cost ferrous scrap utilized	$411	$416	$396	$381
International Mill metal margin	$213	$271	$217	$242
International Mill average ferrous scrap purchase price	$330	$341	$323	$315

Americas Fabrication rebar shipments	255	217	660	607
Americas Fabrication structural and post shipments	43	47	115	120

Total Americas Fabrication tons shipped	298	264	775	727

Americas Fabrication average selling price (excluding stock and buyout sales)	$906	$839	$900	$798

Americas Recycling tons shipped	648	624	1,857	1,755

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2012	2011	2012	2011
Net sales
Americas Recycling	$412,412	$479,776	$1,246,861	$1,306,133
Americas Mills	565,125	546,015	1,616,506	1,459,333
Americas Fabrication	379,326	328,450	1,000,687	868,173
International Mill	251,838	318,322	765,109	739,425
International Marketing and Distribution	683,408	646,427	2,116,834	1,915,008
Corporate and Eliminations	(285,380)	(256,307)	(795,704)	(668,647)

Total net sales	$2,006,729	$2,062,683	$5,950,293	$5,619,425

Adjusted operating profit (loss)
Americas Recycling	$3,895	$13,194	$31,100	$32,251
Americas Mills	59,285	71,050	171,617	116,138
Americas Fabrication	199	(14,737)	(17,150)	(86,311)
International Mill	1,277	22,616	17,691	33,010
International Marketing and Distribution	23,346	16,978	45,799	53,588
Corporate and Eliminations	(20,232)	(30,592)	(72,927)	(57,592)

Adjusted operating profit from continuing operations	67,770	78,509	176,130	91,084
Adjusted operating profit (loss) from discontinued operations	2,622	(8,589)	(21,543)	(33,377)

Adjusted operating profit	$70,392	$69,920	$154,587	$57,707

(CMC Third Quarter Fiscal 2012 - Page 8)

COMMERCIAL METALS COMPANY

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands)

This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Adjusted operating profit (loss) is used to compare and evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the current operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2012	2011	2012	2011
Earnings from continuing operations	$39,066	$44,712	$191,940	$25,221
Interest expense	19,605	17,797	51,945	53,530
Income taxes (benefit)	7,488	14,493	(72,824)	8,688
Discounts on sales of accounts receivable	1,611	1,507	5,069	3,645

Adjusted operating profit from continuing operations	67,770	78,509	176,130	91,084
Adjusted operating profit (loss) from discontinued operations	2,622	(8,589)	(21,543)	(33,377)

Adjusted operating profit	$70,392	$69,920	$154,587	$57,707

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs, depreciation, amortization and non-cash impairment charges. It excludes the Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements. Additionally, Adjusted EBITDA is one measure used to assess the Company’s unleveraged performance of our investments. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2012	2011	2012	2011
Earnings from continuing operations	$39,066	$44,712	$191,940	$25,221
Less net earnings attributable to noncontrolling interests	(1)	(55)	(3)	(163)
Interest expense	19,605	17,797	51,945	53,530
Income taxes (benefit)	7,488	14,493	(72,824)	8,688
Depreciation, amortization and impairment charges	34,790	37,872	103,391	116,943

Adjusted EBITDA from continuing operations	100,948	114,819	274,449	204,219
Adjusted EBITDA from discontinued operations	3,309	(7,282)	(19,365)	(29,513)

Adjusted EBITDA	$104,257	$107,537	$255,084	$174,706

Adjusted EBITDA to interest coverage for the

Three Months Ended May 31, 2012	Nine Months Ended May 31, 2012
$104,257 / 19,605 = 5.3	$255,084 / 51,945 = 4.9

(CMC Third Quarter Fiscal 2012 - Page 9)

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2012 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,195,930
Long-term debt	1,160,251
Deferred income taxes	58,361

Total capitalization	$2,414,542

Other Financial Information

Long-term debt to cap ratio as of May 31, 2012:

Debt divided by capitalization

$1,160,251 / 2,414,542 = 48.1%

Total debt to cap plus short-term debt plus notes payable ratio as of May 31, 2012:

( $1,160,251 + 4,090 + 40,892 ) /( $2,414,542 + 4,090 + 40,892 ) = 49.0%

Current ratio as of May 31, 2012:

Current assets divided by current liabilities

$2,267,573 / 927,408 = 2.4

Contact:	Barbara Smith

              Chief Financial Officer

              214.689.4300